Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

December 4, 2019

CONSENT OF BARCLAYS BANK PLC.

We hereby consent to (i) the inclusion of our opinion letter, dated November 10, 2019, to the Board of Directors of Foamix Pharmaceuticals Ltd. (the “Company”), as an Annex to the joint prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on December 4, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Menlo Therapeutics, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings Summary—Opinion of Foamix’s Financial Advisor; The Merger—Background of the Merger; The Merger—Recommendation of the Foamix Board and Foamix’s Reasons for the Merger—Opinion of Foamix’s Financial Advisor; and The Merger—Opinion of Barclays as Foamix’s Financial Advisor.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS BANK PLC.

By:	/s/ David A. Levin
Name:	David A. Levin
Title:	Managing Director